Exhibit 10.2

GOUVERNEUR SAVINGS & LOAN ASSOCIATION'
SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

Amended and Restated Effective December 15, 2008

Article 1

Description, Purpose and Definitions

1.1            Name. The name of this Plan is the "Gouverneur Savings & Loan Association Supplemental Executive Retirement Plan."

1.2            Purpose. The purpose of the Plan is to promote the recruitment and retention of high quality management personnel by providing an additional source of retirement income to supplement that available to Participants from other sources. The amended and restated Plan reflects changes necessary to bring the Plan into compliance with the requirements Section 409A of the Code.

1.3            Definitions. For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

"Administrator" means the Board of Directors of the Bank or the Committee appointed by the Board of Directors to administer the Plan.

"Annual Benefit" means an annual benefit amount equal to the product of a Participant's Benefit Percentage and Final Average Compensation, as defined herein.

"Bank" means Gouverneur Savings & Loan Association, Gouverneur, New York.

"Benefit Percentage" means the percentage of a Participant's Final Average Compensation payable as an Annual Benefit under the Plan, determined in accordance with the following schedule:

Years of Service	Percentage of Final Average Compensation
20	70%
19	68%
18	66%
17	64%
16	62%
15	60%
14	58%
13	56%
12	54%
11	52%
10	50%

"Cause" means termination of employment because of the Participant=s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

"Change in Control" means any one of the following events occurs:

(a)	Merger.• The Company merges into or consolidates with another corporation, or merges another corporation into the Company and, as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation;

(b)	Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of twenty-five percent (25%) or more of a class of the Company's voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns fifty percent (50%) or more of its outstanding voting securities;

(c)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank's or the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank's or the Company's Board of Directors; provided, however, that for purposes of this clause (c), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

(d)	Sale of Assets: The Bank or the Company sells to a third party all or substantially all of the Bank's or the Company's assets.

Notwithstanding anything in this Plan to the contrary, a Change in Control shall not include the second-step conversion of the Company and the Bank from the mutual holding company form of organization to the stock form of organization.

"Company" means Gouverneur Bancorp, Inc., a Delaware corporation.

"Disability" means the Participant's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Bank of the carrier's or Social Security Administration's determination at the request of the Bank.

"Eligible Employee" means one of a select group of management and highly compensated employees of the Bank designated by the Administrator as a Participant in the Plan or identified in Appendix A as a Participant.

"Final Average Compensation" shall mean the average base annual salary paid to the Participant during the three calendar years preceding the Participant's termination of employment.

"Participant" means an Eligible Employee who has been selected by the Administrator to participate in the Plan.

"Plan" means this Gouverneur Savings & Loan Association Supplemental Executive Retirement Plan.

"Separation from Service" means a termination of a Participant's services (whether as an employee or a an independent contractor) to the Bank, other than by reason of death or Disability. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period.

"Social Security Benefit" means the amount, as determined by the Administrator in its discretion and based upon the Participant's estimated earnings history to the date of termination of employment with the Bank, to which a Participant would be entitled under the old age provisions of the Social Security Act upon attainment of the normal Social Security retirement age.

"Social Security Benefit Percentage" means the percentage by which a Participant's Annual Benefit will be reduced pursuant to Section 3.3A. of the Plan, determined in accordance with the following schedule:

Years of Service	Percentage of Social Security Benefit
20	50.0%
19	48.5%
18	47.0%
17	45.5%

16	44.0%
15	42.5%
14	41.0%
13	39.5%
12	38.0%
11	36.5%
10	35.0%

"Year of Service" means each full year of employment, beginning with the Participant's date of hire and including years of employment prior to the effective date of the Plan.

Article 2
Eligibility

                2.1          Selection of Participants. After the effective date, an Eligible Employee shall become a Participant in the Plan only upor selection by the Administrator. The Administrator shall give each Participant written notice of the commencement of his participation in the Plan. The initial Participants as of the effective date are identified in Appendix A to the Plan.

                 2.2          Entitlement to Benefits. Except to the extent otherwise provided in Sections 3.3 or 3.4, a Participant shall become entitled to receive a benefit under the Plan only if the Participant terminates employment with the Bank for reasons other than Cause after attaining age sixty-two (62) and completing at least ten (10) Years of Service. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant whose employment is terminated for Cause.

Article 3

Supplemental Retirement Benefits

                 3.1            Basic Benefit. Subject to the succeeding provisions of this Article, a Participant who has a Separation from Service (other than for Cause) at or after attaining age sixty-five (65) and completing at least ten (10) Years of Service shall be entitled to a Annual Benefit equal to the product of the Participant's Final Average Compensation and the applicable Benefit Percentage that corresponds with the Participant's completed Years of Service. By way of example, if a Participant retires at age 65 with fifteen (15) Years of Service and Final Average Compensation of $100,000, the Annual Benefit would equal the product of the Participant's Final Average Compensation ($100,000) multiplied by the Benefit Percentage (60%) for a total Annual Benefit of $60,000.

                3.2            Early Retirement. A Participant who has a Separation from Service (other than for Cause) at or after attaining age sixty-two (62) and after completing at least ten (10) Years of Service, but prior to age sixty-five (65), shall be entitled to an Annual Benefit equal to the product of the Participant's Final Average Compensation and the applicable Benefit Percentage; provided, however, that such Annual Benefit shall be reduced by two and one-half percent (2.5%) for each full year by which the Participant's age at termination is less than sixty-five (65). By way of example, if a Participant retires at age sixty-two (62) with fifteen (15) Years of

 Service and Final Average Compensation of $100,000, the Annual Benefit would equal the product of the Participant's Final Average Compensation ($100,000) multiplied by the Benefit Percentage (60%) for a total Annual Benefit of $60,000. The Annual Benefit would then be reduced by 2.5% for each of the three years by which the Participant's age is less than 65, or 7.5%, for an Annual Benefit of $55,500.

3.3            Other Retirement Income Reduction.

A.	Except as otherwise set forth in Appendix A to the Plan, a Participant's Annual Benefit determined under Section 3.1 or 3.2 shall be further reduced by the sum of the following amounts:

(1)	The product of the Participant's annual Social Security Benefit and the applicable Social Security Benefit Percentage;

(2)	The value of employer contributions under the Bank's employee stock ownership plan;

(3)	The value of employer contributions under the Bank's 401(k) plan; and

(4)	The value of employer contributions under the Bank's profit-sharing plan.

B.	If any benefit described in Subsection A. is not payable as a single life annuity or does not commence at the same time as the Participant's benefit under this Plan, the Administrator shall, for purposes of this section, convert the value of such benefit into an actuarially equivalent single life annuity benefit commencing at the same time as the benefit under this Plan.

C.	If the Participant would be entitled to a benefit described in Subsection A. but for his failure to apply for such benefit, Subsection A. will be applied as if the Participant had applied for and received the benefit.

D.	Changes in a benefit described in Subsection A. that occur after commencement of the Participant's benefit under this Plan because of changes in the plan or program under which the benefit is provided or because of cost of living adjustments will not change the amount of the reduction under Subsection A.

3.4            Death and Disability Benefits.

A.	If a Participant dies while employed by the Bank or terminates employment by reason of his Disability, there shall be paid to the Participant or the Participant's designated beneficiary an amount equal to the Annual Benefit the Participant would have received under Section 3.1, determined as if the Participant had a Separation from Service on the date immediately preceding his death or termination of employment and, as of such date, was deemed to have attained age sixty-five (65) and completed twenty (20) Years of Service. Such benefit shall be paid in accordance with Section 3.6 of the Plan.

B.	If a Participant dies after his entitlement to a benefit has been established by reason of his termination of employment but prior to the time that benefit payment(s) have commenced, benefit payment(s) shall be made to the Participant's beneficiary for a period of fifteen (15) years, in accordance with Section 3.6 of the Plan.

C.	If a Participant dies while receiving benefits under the Plan, the Participant's beneficiary shall be entitled to receive payments equal to fifteen (15) minus the number of annual installments previously paid to the Participant, in accordance with Section 3.6 of the Plan.

D.	Each Participant may, on a form prescribed by and filed with the Administrator, designate a beneficiary to receive any death benefit payable under this section. If no effective beneficiary designation is on file at the time of the Participant's death, the applicable death benefit under this section shall be paid as follows:

(1)	To the Participant's surviving spouse, or

(2)	If no spouse survives, to the Participant's surviving children in equal shares, with the descendants of a child who has predeceased the Participant taking such child's share by representation; or

(3)	If none of the Participant's spouse and descendants is living, to the legal representative of the Participant's estate.

E.	The automatic beneficiaries set forth in Subsection D. and, except as otherwise provided in the Participant's duly filed beneficiary designation, the beneficiaries named in such designation, shall become fixed at the Participant's death so that if a beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such beneficiary's estate.

3.5            Change in Control Benefit

If a Participant has a Separation from Service (other than for Cause) following a Change in Control, there shall be paid to the Participant an amount equal to the Annual Benefit the Participant would have received if the Participant had a Separation from Service on the date immediately preceding his date of termination of employment and, as of such date, was deemed to have attained age sixty-five (65) and completed twenty (20) Years of Service. Such benefit shall be paid in accordance with Section 3.6 of the Plan.

3.6            Form of Benefit.

A.	Upon a Participant's entitlement to a benefit under the Plan, the Participant's benefit shall be paid, at the election of the Participant (1) in annual installments for the greater of (a) the lifetime of the Participant; or (b) a guaranteed period of fifteen (15) years from the date of commencement of benefits under the Plan; or (2) in the form of an actuarial equivalent lump sum, calculated in accordance with Section 6.1 of the Plan.

B.	If permitted by the Bank, but subject to limitations below, a Participant may elect to change the time or form of payment to him or her, by submitting a new Benefit Election Form to the Bank, provided the following conditions are met:: (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by Bank; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. Notwithstanding anything in this Plan to the contrary, a Participant may modify a prior election under Section 3.6(A) on or before December 31, 2008 in accordance with the requirements of Section 409A of the Code and the transition relief issued thereunder.

C.	Notwithstanding anything in the Plan to the contrary, upon a Participant's termination of employment in connection with a Change in Control, the Executive may change a previous election to receive installments to a lump sum payment election; provided, however, that such election must be made at least ninety (90) days prior to the effective date of the Change in Control.

3.7            Time of Payment. Installment payments shall commence within sixty (60) days following termination of employment and shall continue until fully paid in accordance with the Participant's election. If a Participant elects to receive a lump sum payment, such payment shall be made within sixty (60) days following termination of employment.

3.8            Payment in the Event of Incapacity or Minority. If the Administrator, in its discretion, determines that any person entitled to receive any payment under this Plan is physically, mentally or legally incapable of receiving or acknowledging receipt of payment, and no legal representative has been appointed for such person, the Administrator may (but shall not be required to) cause any sum otherwise payable to such person to be paid to one or more legal person(s) as may be chosen by the Administrator from among the following: the institution maintaining such person, such person's spouse, children, parents or other relatives by blood or marriage, a custodian under any applicable Uniform Transfers to Minors Act or any other person determined by the Administrator to have incurred expense for such person. The Administrator's payment, based upon its good faith determination of the incapacity of the person otherwise entitled to payments under this Plan and the existence of any other person specified above, shall be conclusive and binding. Any such payment shall be a complete discharge of the Company's or the Bank's liabilities under this Plan, to the extent of such payment.

3.9            Specified Employees. Despite any contrary provision of this Plan, if, when the Participant's service terminates, the Participant is a "specified employee," as defined in Section 409A of the Code, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A, the Participant shall not be entitled to payment until the earliest of (i) the date that is at least six months after termination of the Participant's employment for reasons other than the Participant's death, (ii) the date of the Participant's death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A. If any provision of this Plan would subject the Participant to additional tax or interest under Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.

Article 4

Source of Benefits

4.1            Employer Funds. This Plan is unfunded, and all benefits payable to Participants and beneficiaries shall be payable solely from the general assets of the Bank. No Participant shall be required or permitted to make any contribution to the Plan.

4.2            Trust Fund. The Bank may establish a trust from which part or all of the benefits under the Plan are to be paid. If a trust is established, all of the principal and income of such trust shall remain subject to the claims of the Bank's creditors until applied toward the payment of benefits.

4.3            Participant's Right to Funds. This Plan constitutes a mere promise by the Bank to make benefit payments in the future. Beneficial ownership of any assets, whether cash or investments, that the Bank may earmark or place in trust to pay the Participants' benefits under this Plan shall at all times remain assets of the Bank, and no Participant or beneficiary shall have any property interest in any specific assets of the Bank. To the extent a Participant or any other person acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

Article 5

Administration

5.1            Administrator. The Board of Directors of the Bank shall serve as the Administrator of the Plan. The Board may delegate any of its administrative functions to another person, subject to revocation of such delegation at any time.

5.2            Discretion. The Administrator shall have the discretionary power and authority to determine the individuals who shall become Participants in the Plan. The Administrator shall also have the discretionary power and authority, which it shall exercise in good faith, to determine whether a Participant is entitled to a benefit under the Plan, the identity of a Participant's beneficiary, and the amount and form of the benefit payable to any Participant or beneficiary. The Administrator shall have the discretion and authority to interpret the Plan and to make such rules and regulations as it deems necessary for the administration of the Plan and to carry out its purposes. The determinations of the Administrator shall be conclusive and binding on all persons.

5.3            Determination of Benefit. The Administrator's good faith determination of the benefits to which a Participant, surviving spouse, or beneficiary is entitled under this Plan shall be conclusive and binding on all persons; provided, however, that this provision shall not preclude the correction of any error the Administrator determines to have been made in the computation of any benefit. The Administrator shall be entitled to recover from any Participant or beneficiary, or from his estate, the amount of any overpayment of benefits and may reduce the amount of future benefits payable to any Participant or beneficiary by the amount of any overpayment made with respect to the Participant.

5.4            Benefit Claims Procedure. Within a reasonable period of time following a Participant's termination of employment, the Administrator will inform the Participant or the beneficiary of a deceased Participant of the amount of benefits, if any, payable from the Plan. Not later than thirty (30) days after receipt of such notification, the Participant or beneficiary may file with the Administrator a written claim objecting to the determination or amount of benefits payable under the Plan. The Administrator, not later than ninety (90) days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial, a reference to the Plan provision that is the basis for the denial, a description of additional material or information, if any, necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary and an explanation of the Plan's claim procedure. The claimant may file with the Administrator, not later than sixty (60) days after receiving the Administrator's written decision, a written request for review of the decision, and the claimant or the claimant's representative may examine Plan documents which relate to the claim and may submit written comments to the Administrator. Not later than 60 days after receipt of the review request, the Administrator will render a written decision on the claim, including the specific reasons for the decision and referencing the Plan's specific provisions where appropriate. The foregoing 90- and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator's control so require and the Participant is duly notified of the need for an extension.

5.5            Indemnification. The Bank shall indemnify the Administrator and each other person to whom administrative functions are delegated against any and all liabilities that may arise from their administration of the Plan, except those resulting from willful misconduct.

5.6            Limitation of Authority. No person performing any administrative functions with respect to the Plan shall exercise, or participate in the exercise of, any discretion with respect to his own benefit under the Plan. This provision shall not preclude such person from exercising discretionary authority with respect to the generally applicable provisions of the Plan, even though such exercise may affect their benefits under the Plan.

Article 6

Miscellaneous

6.1            Actuarial Equivalency. Whenever an actuarial equivalent must be determined under this Plan, it shall be determined in a consistent manner using reasonable actuarial factors selected by the Plan Administrator.

6.2            Termination of Employment. A Participant shall be deemed to have terminated employment for purposes of this Plan when he or she has ceased to provide services to the Bank as an employee.

6.3            No Employment Rights. Nothing contained in this Plan shall be construed as conferring upon any employee the right to continue in the employ of the Bank.

6.4            No Compensation Guarantees. Nothing contained in this Plan shall be construed as conferring upon any employee the right to receive any specific level of compensation; nor shall the Bank be prevented in any way from modifying the manner or form in which the employee is to be compensated.

6.5            Effect on Benefit Plans. Neither benefits accrued by a Participant under this Plan, nor amounts paid pursuant to the Plan following the Participant's termination of employment, shall be deemed to be salary or other compensation to the Participant for the purpose of computing benefits to which he or she may be entitled under any other employee benefit plan or arrangement sponsored by the Bank, except to the extent such other plan expressly provides otherwise.

6.6            Rights and Benefits Not Assignable. The rights and benefits of a Participant and any other person(s) to whom payments are made pursuant to this Plan are personal and, except for payments made to the representative of an estate which may be assigned to the persons entitled to such estate, shall not be subject to any voluntary or involuntary anticipation, alienation, sale, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition by creditors of the Participant or any other person.

6.7            Amendment and Termination.

A.	The Board of Directors of the Bank may amend this Plan as it deems advisable, provided that no amendment shall reduce the accrued benefit of any Participant, determined as of the date of the adoption of such amendment.

B.	The Bank may terminate this Plan at any time. No person shall accrue any additional benefits under the Plan following the date of termination. However, termination of the Plan shall not affect a Participant's right to receive payment of his accrued benefit (determined as of the date of the Plan's termination) upon termination of employment; provided, however, that the Participant would have been entitled to a benefit upon termination of employment if the Plan had not been terminated.

C.	For purposes of this Section 6.7, a Participant's accrued benefit shall mean ten percent (10%) of the benefit the Participant would be entitled to receive at age sixty-five (65) (assuming his continued employment to such date) for each completed Year of Service from the Participant's hire date (up to a maximum of one hundred percent (100%)). Such benefit shall be determined by projecting the Participant's Final Average Compensation to age 65.

6.8            Governing Law. Except to the extent preempted by federal law, this Plan shall be construed in accordance with, and governed by, the laws of the State of New York without regard to rules relating to choice of law.

6.9            Entire Agreement. This Plan constitutes the entire understand between the Bank and each Participant as to the subject matter hereof. No rights are granted to a Participant by virtue of this Agreement, other than those specifically set forth herein.

6.10          Effective Date. The original effective date of the Plan was January 1, 2004. The amended and restated plan is effective January 1, 2005.

Appendix A

(Revised as of December 18, 2018 by
resolution of the Board of Directors of the Bank)

Participants:

With respect to the following Participants, Section 3.3 of the Plan shall not apply to the determination of the Participant's Annual Benefit:

Richard Bennett

Kathleen McIntosh

Charles Van Vleet

Cheryl Hay

With respect to the following Participants, Section 3.3 of the Plan shall apply to the determination of the Participant's Annual Benefit:

Robert Twyman

Kimberly Adams

Faye Waterman